Exhibit 5.1

April 21, 2025

USA Rare Earth, Inc.
100 W Airport Road

Stillwater, Oklahoma 74075

Ladies and Gentlemen:

We have acted as New York counsel to USA Rare Earth, Inc., a Delaware corporation (the “Company”), which, prior to changing its jurisdiction of incorporation to the State of Delaware (the “Domestication”), was known as Inflection Point Acquisition Corp. II, a Cayman Islands exempted company (the Company, prior to the Domestication, “Inflection Point”), in connection with the preparation and filing by the Company and USA Rare Earth, LLC, a Delaware limited liability company (“USARE OpCo”) with the U.S. Securities and Exchange Commission (the “Commission”) of Post-Effective Amendment No. 2 to the Registration Statement on Form S-4, originally filed on November 12, 2024 (File No. 333-283181) (as amended and/or supplemented, the “Registration Statement,” which term does not include any other document or agreement whether or not specifically referred to or incorporated by reference therein or attached as an exhibit or schedule thereto), relating to, among other things, (1) the Domestication in accordance with the Delaware General Corporation Law (“DGCL”), the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) and the amended and restated memorandum and articles of association of Inflection Point (the “Cayman Constitutional Documents”); (2) the transactions contemplated by the Business Combination Agreement, dated as of August 21, 2024, as amended on November 12, 2024 and January 30, 2025 (the “Business Combination Agreement” and the Domestication and the other transactions contemplated thereby, the “Business Combination”), by and among Inflection Point, USARE OpCo, and IPXX Merger Sub, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Inflection Point (“Merger Sub”), in which, following the Domestication, Merger Sub merged with and into USARE OpCo (the “Merger”), with USARE OpCo surviving as wholly-owned subsidiary of the Company and the Company issued its securities to the holders of equity interests in USARE OpCo, and (3) the other transactions contemplated by the Business Combination Agreement and the documents related thereto. In connection with the Business Combination, Inflection Point was renamed “USA Rare Earth, Inc.” Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement.

Immediately prior to the Domestication, pursuant to the Cayman Constitutional Documents and the Sponsor Support Agreement, each of the 50,000 Class B ordinary shares, par value $0.0001 per share, of Inflection Point then issued and outstanding automatically converted into one Class A ordinary share, par value $0.0001 per share, of Inflection Point (each an “Inflection Point Class A Ordinary Share”). Immediately following such conversion, on March 12, 2025, Inflection Point effected a deregistration under the Companies Act and a domestication under Section 388 of the DGCL, pursuant to which Inflection Point’s jurisdiction of incorporation was changed from the Cayman Islands to the State of Delaware and, in connection therewith, Inflection Point filed the Certificate of Domestication (as defined below) simultaneously with the Certificate of Incorporation (as defined below), in each case, in respect of the Company with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”).

Upon the Certificate of Domestication and the Certificate of Incorporation becoming effective under Section 103 of the DGCL on March 12, 2025, pursuant to the Plan of Domestication (as defined below), among other things: (i) each of the then-issued and outstanding Inflection Point Class A Ordinary Shares converted automatically, on a one-for-one basis, into one share of common stock, par value $0.0001 per share, of the Company (the “Common Stock”); (ii) each of the then-issued and outstanding warrants representing the right to purchase one Inflection Point Class A Ordinary Share automatically became a warrant to purchase one share of Common Stock pursuant to the SPAC Warrant Agreement (as defined below) (each warrant, a “Warrant”); and (iii) each of the then-issued and outstanding units of Inflection Point were canceled and each holder thereof received one share of Common Stock and one-half of one Warrant per unit, with any fractional Warrants to be issued in connection with such separation rounded down to the nearest whole Warrant.

Subject to, and in accordance with the terms and conditions of the Business Combination Agreement, upon the closing of the Merger on March 13, 2025, the Company issued pursuant to the Registration Statement: (A) 72,747,711 shares of Common Stock to certain members of USARE OpCo pursuant to the Merger (the “Initial Merger Common Shares”), (B) 4,318,472 shares of Series A Preferred Stock of the Company (the “Registered Series A Shares”) to holders of USARE Class A Convertible Preferred Units pursuant to the Merger, and (C) certain Series A Preferred Investor Warrants of the Company (the “Registered Preferred Investor Warrants”) initially exercisable for up to 4,495,098 shares of Common Stock to holders of USARE Class A Preferred Investor Warrants pursuant to the Merger.

The Registration Statement also relates to, among other things, the issuance by the Company of: (A) the shares of Common Stock issuable upon the exercise of the Warrants, (B) up to 55,570,752 shares of Common Stock (the “Registered Series A Conversion Shares”) issuable upon the conversion of the Registered Series A Shares, which amount represents a good-faith estimate of the maximum amount of shares of Common Stock that may become issuable upon conversion of the Registered Series A Shares, (C) up to 4,495,098 shares of Common Stock (“Registered Preferred Investor Warrant Shares”) issuable upon exercise of the Registered Preferred Investor Warrants, and (D) up to 10,000,000 shares of Common Stock issuable to certain former members of USARE OpCo pursuant to the Business Combination Agreement upon the occurrence of certain events specified therein (the “Earnout Merger Common Shares).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S–K of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”), and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, or any prospectus filed pursuant to Rule 424(b) with respect thereto, other than as expressly stated herein.

In connection with our opinions expressed below, we have examined originals or copies certified or otherwise identified to our satisfaction of the following documents and such other documents, corporate records, certificates and other statements of government officials and corporate officers of the Company as we deemed necessary for the purposes of the opinions set forth in this opinion letter:

(a)	the Registration Statement;

(b)	the Business Combination Agreement;

(c)	a copy of the Certificate of Domestication, as filed with and certified by the Delaware Secretary of State on March 12, 2025 (the “Certificate of Domestication”);

(d)	the executed Plan of Domestication, dated March 12, 2025 (the “Plan of Domestication”);

(e)	a copy of the Certificate of Incorporation of the Company as filed with and certified by the Delaware Secretary of State on March 12, 2025 (the “Certificate of Incorporation”);

(f)	a copy of the bylaws of the Company as in effect on March 12, 2025, certified by the Secretary of the Company;

(g)	the Certificate of Designation of Preferences, Rights and Limitations of 12.0% Series A Cumulative Convertible Preferred Stock of the Company as filed with and certified by the Delaware Secretary of State on March 13, 2025 (the “Certificate of Designation”)

(h)	the Certificate of Merger of Merger Sub with and into USARE OpCo, as filed with the Delaware Secretary of State on March 13, 2025;

(i)	the Specimen Common Stock Certificate of the Company;

(j)	the Warrant Agreement, dated as of May 24, 2024 (the “SPAC Warrant Agreement”), between the Company and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent;

(k)	the form of Warrant Certificate (included in the SPAC Warrant Agreement);

(l)	the Series A Preferred Investor Warrant Agreements (the “Series A Preferred Investor Warrant Agreements”); and

(m)	a copy of resolutions of the Company, dated August 19, 2024, February 14, 2025 and March 12, 2025.

The documents listed in clauses (b), (j), (k) and (l) above are referred to as the “Enforceability Documents”.

We have relied, to the extent we deem such reliance proper, upon such certificates or comparable documents of officers and representatives of the Company and of public officials and upon statements and information furnished by officers and representatives of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In rendering the opinions expressed below, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures on documents we have reviewed, the legal capacity and competency of all natural persons signing all such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic, complete original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents we have reviewed, the accuracy and completeness of all public records examined by us, and the accuracy of all statements in certificates of officers of the Company that we reviewed.

In addition to the foregoing, for the purpose of rendering our opinions as expressed herein, we have assumed that (i) each party to each Enforceability Document is duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has, and had at all relevant times, full power and authority to execute and deliver, and to perform its obligations under, each Enforceability Document to which it is a party, (ii) that each Enforceability Document has been or will be duly authorized, and will be executed and delivered, by all of the parties thereto, and each party each of the Enforceability Documents has satisfied or will satisfy all other legal requirements that are applicable to it to the extent necessary to make each Enforceability Document enforceable against it, (iii) that each Enforceability Document constitutes and will constitute the valid, binding and enforceable obligation of all of the parties thereto under all applicable laws; provided, however, that the assumptions set forth in the preceding clauses (i) – (iii) are not made as to Company to the extent expressly addressed in our opinions, (iv) that the execution and delivery of, and the performance of its obligations under, each Enforceability Document by each party thereto does not and will not (A) contravene such party’s articles or certificate of incorporation, by-laws or similar organizational documents, (B) contravene any laws or governmental rules or regulations that may be applicable to such party or its assets, (C) contravene any judicial or administrative judgment, injunction, order or decree that is binding upon such party or its assets, or (D) breach or result in a default under any contract, indenture, lease, or other agreement or instrument applicable to or binding upon such party or its assets, (v) that all consents, approvals, licenses, authorizations, orders of, and all filings or registrations with, any governmental or regulatory authority or agency required under the laws of any jurisdiction for the execution and delivery of, and the performance of its obligations under, each Enforceability Document by each party thereto have been or will be obtained or made and are in full force and effect, (vi) that there are no agreements or other arrangements that modify, supersede, novate, terminate or otherwise alter any of the terms of any Enforceability Document, (vii) prior to effecting the Domestication, Inflection Point’s shareholders approved of, among other things, the Domestication, the Certificate of Incorporation and the bylaws in compliance with the applicable laws of the Cayman Islands and in accordance with the Cayman Constitutional Documents and (viii) all other necessary action was taken under the applicable laws of the Cayman Islands to authorize and permit the Domestication, and any and all consents, approvals and authorizations from the applicable Cayman Islands governmental and regulatory authorities required to authorize and permit the Domestication were obtained.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

1.	Upon the filing of the Certificate of Domestication simultaneously with the Certificate of Incorporation with the Delaware Secretary of State, the Domestication became effective and the Company continued as a corporation incorporated under the laws of the State of Delaware.

2.	Upon the effective time of the Domestication, pursuant to the Plan of Domestication, each issued and outstanding Inflection Point Class A Ordinary Share, including each such share that was part of an Inflection Point Unit that was cancelled at such time, automatically converted into one share of Common Stock that was duly authorized by all requisite corporate action on the part of the Company under the DGCL and is validly issued, fully paid and non-assessable.

3.	Upon the effective time of the Domestication, pursuant to the Plan of Domestication, each issued and outstanding warrant representing the right to purchase one Inflection Point Class A Ordinary Share, including each such whole warrant that was part of the Inflection Point Units that were cancelled at such time, became one Warrant that was duly authorized by all requisite corporate action on the part of the Company under the DGCL and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms under the laws of the State of New York, subject to (i) applicable bankruptcy, insolvency, receivership, conservatorship, liquidation, reorganization, moratorium, fraudulent transfer and other laws affecting the enforcement of creditors’ rights generally, and (ii) the application of general principles of equity (whether applied by a court in equity or at law).

4.	Upon the effective time of the Domestication, pursuant to the Plan of Domestication, the shares of Common Stock issuable upon exercise of the Warrants were duly authorized and reserved for issuance by all requisite corporate action on the part of the Company under the DGCL, and when such shares of Common Stock have been issued, delivered and paid for upon the due exercise of the Warrants in accordance with the terms of the SPAC Warrant Agreement, they will be validly issued, fully paid and non-assessable.

5.	The Initial Merger Common Shares issued upon the terms and conditions set forth in the Registration Statement and the Business Combination Agreement were duly authorized by all requisite corporate action on the part of the Company under the DGCL and are validly issued, fully paid and non-assessable.

6.	The Earnout Merger Common Shares have been duly authorized and reserved for issuance by all requisite corporate action on the part of the Company under the DGCL and, when issued upon the terms and conditions set forth in the Registration Statement and the Business Combination Agreement, will be validly issued, fully paid and non-assessable.

7.	The Registered Series A Shares issued upon the terms and conditions set forth in the Registration Statement, the Business Combination Agreement and the Certificate of Designation were duly authorized by all requisite corporate action on the part of the Company under the DGCL and are validly issued, fully paid and non-assessable.

8.	The Registered Preferred Investor Warrants issued upon the terms and conditions set forth in the Registration Statement, the Business Combination Agreement and the Series A Preferred Investor Warrant Agreements were duly authorized by all requisite corporate action on the part of the Company under the DGCL and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York, subject to (i) applicable bankruptcy, insolvency, receivership, conservatorship, liquidation, reorganization, moratorium, fraudulent transfer and other laws affecting the enforcement of creditors’ rights generally, and (ii) the application of general principles of equity (whether applied by a court in equity or at law).

9.	The Registered Series A Conversion Shares issuable upon conversion of the Registered Series A Shares have been duly authorized and reserved for issuance by all requisite corporate action on the part of the Company, and when such Registered Series A Conversion Shares have been issued and delivered upon conversion of the Registered Series A Shares in accordance with the Certificate of Designation they will be validly issued, fully paid and non-assessable.

10.	The Registered Preferred Investor Warrant Shares issuable upon exercise of the Registered Preferred Investor Warrants have been duly authorized and reserved for issuance by all requisite corporate action on the part of the Company, and when such Registered Preferred Investor Warrant Shares have been issued, delivered and paid for upon the due exercise of the Registered Preferred Investor Warrants in accordance with the terms of the applicable Series A Preferred Investor Warrant Agreement, they will be validly issued, fully paid and non-assessable.

The opinions stated herein are subject to the following qualifications:

(a)	we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to the Plan of Domestication, the Business Combination Agreement or any warrant certificate or warrant agreement or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(b)	we do not express any opinion with respect to the enforceability of any provision contained in the Business Combination Agreement, any warrant certificate, warrant agreement or Certificate of Designation relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of waiving or altering any statute of limitations;

(c)	we do not express any opinion as to any provision providing for the forfeiture or recovery of, or securing, amounts deemed to constitute penalties, or for or in the nature of liquidated damages, acceleration of future amounts due (other than principal) without appropriate discount to present value, late charges, prepayment charges and make-whole premiums, default interest, and other economic remedies to the extent any such provision is deemed to constitute a penalty; and

(d)	we do not express any opinion with respect to, or as to the effect on the opinions contained in this opinion letter of, (i) any provision that appoints or purports to appoint attorneys-in-fact or other representatives or confers powers of attorney or grants similar authorizations or powers or that provides that a determination by any party will be conclusive and binding on any other parties, (ii) any provision stating that the partial invalidity of one or more provisions shall not invalidate the remaining provisions or that provides for the severance of any invalid, illegal or unenforceable term from the other terms, (iii) any provision that constitutes or has the effect of a waiver (expressly or by implication) of illegality or of rights, duties or defenses, or of provisions of law, which cannot as a matter of law or public policy be waived, (iv) any requirement that waivers, amendments or other modifications may only be made in writing, (v) any rights of setoff, (vi) any provision that purports to establish, waive or modify evidentiary standards (or may be construed to do so), (vii) any arbitration provision, any waiver of jury trial provision or any provision relating to choice of venue or jurisdiction, (viii) any restrictions on the transfer or pledge of rights or of interests in any assets, (ix) any calculations (whether expressed in figures or words), any formulae (whether expressed in figures or words), quantifications, diagrams, tables, or technical specifications, (x) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit, and (xi) the effect of public policy considerations that may limit the rights of the parties to obtain further remedies.

The opinions expressed above are limited to questions arising under the laws of the State of New York and the DGCL. We do not express any opinion as to the laws of any other jurisdiction.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion letter is provided solely in connection with the distribution of the Common Stock, Warrants, Registered Series A Shares and Registered Preferred Investor Warrants pursuant to the Registration Statement and is not to be relied upon for any other purpose.

The opinions expressed above are as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm as counsel for the Company that has passed on the validity of the securities appearing under the caption “Legal Matters” in the proxy statement/prospectus forming part of the Registration Statement or any prospectus filed pursuant to Rule 424(b) with respect thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ White & Case LLP

JR:JR:RD